Exhibit 99.1

PRESS RELEASE	eLoyalty Corporation
150 Field Drive, Suite 250
Lake Forest, Illinois 60045
Contact:
eLoyalty Corporation	www.eloyalty.com
Chris Min, Vice President and Chief Financial Officer
(847) 582-7222	t 847.582.7000
ir@eloyalty.com	f 847.582.7001

eLoyalty Provides Business Update

Company updates Fourth Quarter Revenue Outlook and announces $9 million of cost reductions

LAKE FOREST, IL, December 18, 2007 – eLoyalty Corporation (Nasdaq: ELOY), a leading enterprise CRM services and solutions company, today provided an update on its fourth quarter revenue outlook and cost reduction actions.

Fourth Quarter Services Revenue

eLoyalty’s fourth quarter Services revenues are currently expected to be in the range of $20 to $21 million. Services revenues will be lower than previously forecast based on delays at numerous pending Integrated Contact Solutions (“ICS”) projects, lower than forecast Consulting revenues associated with a greater than expected impact of holidays in the fourth quarter of 2007, and potential delays in completing contracts before year end. The majority of the delays are expected to be at Financial Services customers and prospects.

Notwithstanding the weakness in fourth quarter Consulting revenues, eLoyalty expects its Managed Services revenues will grow to a record $10.2 million in the fourth quarter of 2007.

Restructuring and Cost Reductions

eLoyalty has completed a significant restructuring of its operations. This restructuring will tighten the company’s focus on its two primary service lines: Behavioral Analytics™ and ICS.

As a result of this restructuring, eLoyalty reduced its workforce by approximately 40 employees. These employee reductions are primarily in the areas of Consulting account management, G&A and selective Delivery functions. No reductions were made in Behavioral Analytics™ Development or Delivery.

These employee reductions, as well as other expense control actions, will reduce eLoyalty’s cash expenses by approximately $9 million on an annual basis.

About eLoyalty

eLoyalty helps its customers achieve breakthrough results with revolutionary analytics and advanced technologies that drive continuous business improvement. With a long track record of delivering proven solutions for many of the Fortune 1000, eLoyalty’s offerings include Behavioral Analytics™, Integrated Contact Solutions and Consulting Services, aligned to enable focused business transformation. For more information about eLoyalty, visit www.eloyalty.com or call 877-2ELOYAL.

Safe Harbor Statement

PRESS RELEASE

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in eLoyalty’s Form 10-K and other filings with the U.S. Securities and Exchange Commission. Such information contained herein represents management’s best judgment as of the date hereof based on information currently available. eLoyalty does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

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